UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2025

ASTRANA HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37392	95-4472349
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801

(Address of Principal Executive Offices) (Zip Code)

(626) 282-0288

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2025, Astrana Health, Inc. (the “Company”) appointed Glenn W. Sobotka as the Company’s Chief Accounting Officer and principal accounting officer, effective March 26, 2025 (the “Effective Date”). John Vong, the Company’s current Chief Accounting Officer and principal accounting officer, will transition to a new role at the Company and will no longer serve as the principal accounting officer as of the Effective Date.

Mr. Sobotka, 47, has over 25 years of experience in accounting and financial roles of increasing responsibilities. Mr. Sobotka most recently served as Chief Financial Officer of Arkos Health, Inc., a strategic partner empowering payers to transform their provider networks, where he led the company’s finance function, from October 2024 to January 2025. Prior to that, Mr. Sobotka served as Chief Accounting Officer of Carbon Health, Inc., a health chain that provides urgent and primary care, where he led the accounting function, from May 2022 to January 2024, and as Chief Accounting Officer for agilon health, inc., which empowers physicians to transform health care in their communities, where he oversaw the accounting and financial reporting function, from March 2019 to May 2022. Mr. Sobotka received a Bachelor of Business Administration degree in accounting from The College of William and Mary and an M.B.A. from The George Washington University. Mr. Sobotka is a Certified Public Accountant.

In connection with Mr. Sobotka’s appointment, the Company entered into an employment agreement with Mr. Sobotka. Mr. Sobotka’s annual base salary will be $320,000, and he will be eligible for a discretionary annual bonus with a target award of 40% of his annual base salary.

Following his appointment. Mr. Sobotka received 6,432 shares of restricted stock, which will vest in four equal annual installments beginning on the first anniversary of the grant date, and 8,269 shares of performance-based restricted stock that will vest subject to certain performance-based and time-based conditions. Mr. Sobotka is eligible to participate in any long-term incentive plan and employee benefit plans offered to similarly positioned employees. The employment agreement also provides that if Mr. Sobotka’s employment is terminated by the Company without cause or by Mr. Sobotka for good reason, then, in addition to any earned but unpaid base salary and annual bonus, accrued but unused paid time off and unpaid expense reimbursements, Mr. Sobotka would be entitled to receive certain additional severance benefits, subject to his provision of a release of claims in favor of the Company. The employment agreement also contains restrictive covenants for the Company’s benefit, including confidentiality, non-solicitation and inventions assignment provisions.

There is no arrangement or understanding between Mr. Sobotka or any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Sobotka and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Sobotka has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRANA HEALTH, INC.

Date: March 28, 2025	By:	/s/ Brandon K. Sim
	Name:	Brandon K. Sim
	Title:	Chief Executive Officer and President